Exhibit 19.1

AMENDED AND RESTATED
SAGE THERAPEUTICS, INC.

Insider Trading Policy

1.
Background and purpose
1.1
Why Have We Adopted This Policy?

The federal securities laws prohibit any employee or member of the Board of Directors (a “Director”) of Sage Therapeutics, Inc. (together with its subsidiaries, “Sage”) from purchasing or selling Sage securities on the basis of material nonpublic information concerning Sage, or from tipping material nonpublic information to others. These laws also apply to certain other people such as consultants and contractors who learn material nonpublic information about Sage in the course of their work for Sage. They also prohibit employees and Directors of Sage from trading in another company’s securities based on material non-public information about the company learned in the course of their activities for Sage or from tipping that information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on Sage and on Sage’s Directors, executive officers and controlling stockholders if Sage’s employees and Directors engage in insider trading and Sage has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This amended and restated insider trading policy (this “Policy”) is being adopted in light of these legal requirements, and with the goals of:

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preventing violations of insider trading laws, inadvertent or otherwise;
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helping Sage personnel avoid the severe consequences associated with violations of insider trading laws;
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avoiding even the appearance of impropriety on the part of those employed by, or associated with, Sage;
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protecting Sage from controlling person liability;
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protecting the reputation of Sage, its employees and Directors; and
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promoting compliance with Sage’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Sage insiders.

As detailed below, this Policy applies to employees and Directors, certain of their family members and certain other persons and entities with whom employees and Directors have relationships. Sage may, by contract, also require others, such as certain consultants and contractors, to comply with this Policy. Transactions by Sage itself will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

1.2
What Type of Information is “Material”?

Information concerning Sage is considered material if there is a substantial likelihood that a reasonable stockholder or investor would consider the information important in making an investment decision with respect to Sage’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder or investor would view the information as having significantly altered the “total mix” of information available in the marketplace about Sage. Material information can include positive or negative information about Sage. For example, information concerning any of the following subjects, or Sage’s plans with respect to any of these subjects, may be considered material:

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Sage’s liquidity, cash burn rate, revenues, earnings, or losses, including whether any of these are inconsistent with the consensus expectations of the investment community;
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information concerning regulatory decisions or actions or other significant regulatory developments regarding Sage’s products or product candidates;
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information concerning significant clinical trials or non-clinical studies relating to a Sage product candidate, whether administered by Sage or by a collaborator, partner or licensee, including the status of such trials or studies (e.g., status of enrollment), the results and data from such trials or studies, and the timing of announcements relating to such trials or studies;
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a significant merger, acquisition, tender offer, or joint venture involving Sage, or a change in control of Sage;
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a significant licensing or collaboration agreement involving Sage, serious discussions regarding such an agreement, or significant developments in the status of an existing collaboration or licensing arrangement involving Sage;
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a significant change in the management or the Board of Directors of Sage;
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the public or private sale of a significant amount of securities of Sage;
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Sage’s decision to commence or terminate the payment of cash dividends;
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the establishment of a program to repurchase securities of Sage;
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a stock split relating to Sage stock;
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a default on outstanding debt or preferred stock of Sage or a bankruptcy filing;
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a significant development, invention or discovery by or concerning Sage;
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important developments regarding customers, collaborators or suppliers;
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a significant operational issue of Sage or investigation of a potential such issue, including cybersecurity incidents and product defects;
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actual or threatened litigation or governmental investigations, or major developments in such matters, relating to Sage;
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a conclusion by Sage or a notification from its independent auditor that any of Sage’s previously issued financial statements should no longer be relied upon; or
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a change in or dispute with Sage’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

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1.3
When is Information “Nonpublic”?

Material information concerning Sage is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (1) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (2) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace. For the purposes of this Policy, information will be considered public after the close of trading on the second full trading day following Sage’s public release of the information. For example, if material information is announced in a widely disseminated press release on Tuesday before the beginning of the trading day, Sage will consider the information to be public at the beginning of the day on Thursday. If, on the other hand, the material information is announced in a widely disseminated press release on Tuesday but after the end of the trading day, Sage will consider the information to be public at the beginning of the day on Friday.

1.4
Amendment and Restatement of Prior Policies.

This Policy amends and restates Sage’s prior insider trading policies included in that certain “Statement of Company Policy on Insider Trading and Disclosure” and that certain “Special Trading Procedures for Insiders,” in each case adopted April 30, 2014 and effective July 23, 2014 (collectively, the “Prior Policies”). Upon the effectiveness of this Policy, the Prior Policies will be of no further force and effect.

2.
PROHIBITIONS RELATING TO TRANSACTIONS IN SAGE’S SECURITIES
2.1
Covered Persons. This Section 2 applies to:
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all employees;
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all Directors;
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all family members, domestic partners, and significant others of employees and Directors who share the same address as, or are financially dependent on, the employee or Director ; and
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all investment funds, corporations, limited liability companies, partnerships, trusts, retirement plans or other entities over which any of the above persons has the ability to influence or direct transactions involving Sage securities, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence or direct transactions by the entity involving Sage securities.
2.2
Prohibition on Trading While Aware of Material Nonpublic Information.
(a)
Prohibited Activities. Except as provided in Section 2.2(b), no person or entity covered by Section 2 may:
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purchase, sell or donate any securities of Sage while he or she is aware of any material nonpublic information concerning Sage or recommend to another person that such person do so;
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tip or otherwise disclose to any other person any material nonpublic information concerning Sage if such person may misuse that information, such as by purchasing or selling Sage securities or tipping that information to others;

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•
purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as an employee or Director of Sage or recommend to another person that they do so; or
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tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as an employee or Director of Sage if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

As a reminder, employees and Directors also have other confidentiality obligations to Sage either by contract or fiduciary duty.

(b)
Exceptions. The prohibitions in Sections 2.2(a) and 2.3 on purchases, sales and donations of Sage securities do not apply to:
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exercises of stock options or other equity awards, the settlement of restricted stock units, or the surrender or withholding of shares to Sage in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; but it is important to note in each case, that the securities acquired through permitted exercise of stock options, the settlement of restricted stock units, or the surrender or withholding of shares of Sage in payment of the exercise price or in satisfaction of any tax withholding obligations may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or during an applicable blackout period (as defined in Section 2.3(b)) except as permitted under this Policy;
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acquisitions or dispositions of Sage common stock under Sage’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by Sage, not entered into or modified while the employee or Director is aware of material nonpublic information or during an applicable blackout period;
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purchases of securities from Sage under its Employee Stock Purchase Plan, or a similar Sage stock purchase plan, pursuant to standing instructions, in a form approved by Sage or sales of securities to Sage; provided, however, that if the transaction involves the exercise of stock options or other equity awards, the transaction must be permitted by the first bullet above; and
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purchases, sales, or donations made pursuant to Rule 10b5-1 trading plan approved by Sage, as described in paragraph (c) below.
(c)
10b5-1 Plans. A Rule 10b5-1 trading plan is written securities trading plan designed to allow company insiders to buy or sell shares of their company’s securities in accordance with insider trading laws, provided that the price, amount and transaction dates are specified in advance. Rule 10b5-1 trading plans must be executed during open trading windows, as described in Section 2.3 below, while unaware of material nonpublic information about Sage, but trades under the plans can occur during trading blackout periods as long as certain conditions are met, including a specific cooling off period between when the plan is executed and when the first trade occurs. Rule 10b5-1 trading plans are facilitated through Sage’s equity plan administrator, and must be reviewed and approved by Sage prior to adoption.
(d)
Application of Policy After Cessation of Service. If a person ceases to be an employee or Director of Sage at a time when he or she is aware of material nonpublic information concerning Sage, the

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prohibition on purchases, sales or donations of Sage securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.
2.3
Blackout Periods.
(a)
Regular Blackout Periods. Blackout periods are designed to prevent insider trading during periods of time when insiders may have access to material nonpublic information, such as quarterly financial performance. Except for those permitted transactions described in Section 2.2(b), no person or entity covered by this Policy may purchase, sell or donate, or otherwise acquire or dispose of any securities of Sage during the period beginning at 5:00 pm on the 15th day of the third month of each fiscal quarter (March, June, September and December) and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter (a “regular blackout period”). For example, if the earnings press releases is disseminated on Tuesday before the beginning of the trading day, the trading window will open at the beginning of the day on Thursday (unless an individual receives notice that black-out period is being extended as described under paragraph (b) below). If, on the other hand, the earnings press release is disseminated on Tuesday but after the end of the trading day, the trading window will open at the beginning of the day on Friday unless Sage has elected to continue the black-out period for some or all individuals.
(b)
Corporate News Blackout Periods. Sage may from time to time notify all or specified employees and Directors that an additional blackout period (a “corporate news blackout period”) is in effect during what would otherwise be an open trading window in view of significant events or developments involving Sage. In such event, except for permitted transactions under Section 2.2(b), no such individual may purchase, sell or donate any securities of Sage during such corporate news blackout period or inform anyone else whose trades are not subject to this Policy that a corporate news blackout period is in effect. (In this policy, regular blackout periods and corporate news blackout periods are each referred to as a “blackout period.”)
(c)
Awareness of Material Nonpublic Information when a Blackout Period is Not in Effect. Even if no blackout period is then in effect, if a person is aware of material nonpublic information the prohibitions contained in Section 2.2(a) apply.
2.4
Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Sage securities on margin, borrow against Sage securities, or pledge Sage securities as collateral for a loan. However, an exception may be granted in extraordinary situations where a person wishes to pledge Sage securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Sage securities as collateral for a loan must submit a request for approval to the General Counsel or the Chief Financial Officer. In addition, any such request by a Director or executive officer must also be reviewed and approved by the Audit Committee.
2.5
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions with respect to Sage securities:
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short sales, including short sales “against the box”; or
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purchases or sales of puts, calls or other derivative securities; or
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purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Sage securities.

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2.6
Partnership Distributions. Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Sage securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
2.7
Underwritten Public Offering. Nothing in this Policy is intended to limit the ability of any person to sell Sage securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
3.
ADDITIONAL PROHIBITIONS APPLICABLE TO DIRECTORS, EXECUTIVE OFFICERS AND OTHER DESIGNATED PERSONS
3.1
Individuals Subject to Pre-Clearance. This Section 3 applies to:
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all Directors;
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all executive officers and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the General Counsel, or the Chief Financial Officer as being subject to this Section 3 (the “Designated Employees”);
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all family members, domestic partners, and significant others of Designated Employees and Directors who share the same address as, or are financially dependent on, the Designated Employee or Director; and
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all investment funds, corporations, limited liability companies, partnerships, trusts, retirement plans or other entities over which any of the above persons has the ability to influence or direct transactions involving Sage securities, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence or direct transactions by the entity involving Sage securities.
3.2
Notice and Pre-Clearance of Transactions.
(a)
Pre-Transaction Clearance. No person or entity covered by this Section 3 (a “Pre-Clearance Person”) may purchase, sell, or donate, transfer, or otherwise acquire or dispose of securities of Sage, either directly or indirectly even during an otherwise open trading window, other than in a transaction permitted under Section 2.2(b), unless such person pre-clears the transaction with the General Counsel, or his or her designee. A request for pre-clearance shall be made in accordance with the Pre-Clearance Procedures established by the General Counsel or his or her designee. Except as set forth below, the General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, and will, where appropriate consult with the Chief Financial Officer and Chief Executive Officer. The Chief Financial Officer or Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. All transactions that are pre-cleared must be effected within three (3) business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the General Counsel or the Chief Financial Officer. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three (3) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
(b)
Post-Transaction Notice. Each person or entity covered by this Section 3 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the General Counsel (and his or

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her designees) of the occurrence of any purchase, sale, donation, transfer, or other acquisition or disposition of securities of Sage as soon as possible following the transaction, but in any event within one (1) business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the broker-dealer through which the transaction was effected (if any), the purchase or sale price, and whether the transaction was effected pursuant to a Rule 10b5-1 trading plan.
(c)
Deemed Time of a Transaction. For purposes of this Section 3.2, a purchase, sale, donation, transfer, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
4.
REGULATION BLACKOUT TRADING RESTRICTION (BTR)

Regulation BTR prohibits directors and executive officers from transacting in equity securities of their company during any company-sponsored plan blackout period, under certain conditions. If Sage is required to impose a “pension fund blackout period” pursuant to Regulation BTR under the Exchange Act, each executive officer and Director shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of Sage acquired in connection with his or her service as a director or officer of Sage, except as permitted by Regulation BTR.

5.
penalties for VIOLATION

Violation of any of this Policy is grounds for disciplinary action by Sage, which may include termination of employment. In addition to any disciplinary actions Sage may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company, or imprisonment.

6.
SAGE assistance and EDUCATION
6.1
Education. Sage shall take reasonable steps designed to ensure that all employees and Directors of Sage are educated about, and periodically reminded of, the federal securities law restrictions and Sage policies regarding insider trading.
6.2
Assistance. Sage shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
6.3
Limitation on Liability. None of Sage, the General Counsel, the Chief Financial Officer, the Chief Executive Officer or Sage’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 2.2(b), a request for pre-clearance submitted pursuant to Section 3.2(a) or a request to allow a pledge submitted pursuant to Section 2.4 or for imposition of black-out periods. Notwithstanding any review of a trading plan pursuant to Section 2.2(b) or pre-clearance of a transaction pursuant to Section 3.2(a), none of Sage, the General Counsel, the Chief Financial Officer, the Chief Executive Officer or Sage’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

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Failure to observe the requirements of this Policy could lead to significant legal problems, and could have other serious consequences, which may include termination of employment. Questions regarding this Policy are encouraged and may be directed to the General Counsel or his or her designees.

* * * * *

ADOPTED: April 30, 2014
EFFECTIVE: July 23, 2014
AMENDED AND RESTATED: June 15, 2023

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